Exhibit 10.15

Certain identified information redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

&

MASTER SERVICES

AGREEMENT

Between

Gravity Supply Chain Holdings Pte Ltd

and

Searce Pte Limited

This MASTER SERVICES AGREEMENT (“MSA” or “Agreement”) is executed on 27-Sep-2022 (“Execution Date”), and shall become effective from 30-Sep-2022 (“Effective Date”) by and between:

Searce Pte Limited, having its registered office at                                                                                                hereinafter referred to as “Searce” or “Company” (which expression shall, unless it be repugnant to the subject or context thereof, be deemed to mean and include its successors, administrators and permitted assigns); of the FIRST PART;

and

Gravity Supply Chain Holdings Pte Limited having its registered office located                                                                                                                             hereinafter referred to as (“Client”) (which expression shall, unless it be repugnant to the subject or context thereof, be deemed to mean and include its Affiliates, successors, administrators and permitted assigns); of the SECOND PART.

Searce and Client may also be referred to herein individually as “Party” and collectively as “Parties”.

WHEREAS:

A.	Searce is in the business of providing cloud, data, artificial intelligence & machine learning led technology services, solutions and products to help drive digital transformation initiatives for its clients.

B.	Searce provides Business Process Improvement & Robotic Process Automation (“RPA”) services & solutions to enable digital & business transformation.

C.	Searce retains strategic technology partnerships with top global public cloud, data, analytics, & RPA platform providers to offer systems integration (“SI”) services, resell & related support services.

D.	The Client has requested Searce and Searce has agreed to provide certain Services (defined below) to the Client, as set out in this Agreement and relevant SOW(s). Searce may resell certain Services on behalf of OEM as an authorized reseller and/or provide certain professional Services directly to the Client.

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E.	The Parties have agreed that the provision of Services by Searce to the Client shall be governed by the terms and conditions of this Agreement and any other documents executed pursuant to this Agreement, including relevant SOW(s).

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

a.	In this Agreement, unless the context otherwise requires, the following capitalized terms have the meaning ascribed to them herein:

i.	“Acceptance Period” shall mean a period of five (5) days, following completion and delivery of the Deliverables or milestones by Searce or an alternate period agreed in the SOW, for the Client to carry out testing or assessment of the Deliverables and approve the Deliverable.

ii.	“MSA” or “Agreement” means this Master Services Agreement between Searce and Client and includes all SOW(s) executed thereunder from time to time.

iii.	“Affiliate” shall mean, any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such entity, and shall also include any group company of the Parties, subsidiaries, parent company whether by operation of law or by contract or otherwise.

iv.	“Applicable Law” means with respect to any Service and implementation of this Agreement, all provisions of laws, statutes, rules, regulation, permits, decisions or orders of any governmental authorities applicable to the relevant jurisdiction whereby the Service or this Agreement is commenced.

v.	“Confidential Information” means information that one party or its Affiliate (“Disclosing Party”) discloses to the other party (“Recipient”) under the Agreement, and that is marked as ‘confidential’ or would normally be considered confidential information under the circumstances.

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vi.	“Deliverables” shall mean any software, solution, material or item developed by Searce under this Agreement for the Client, including any specifications, design documents, documentation, manuals, process descriptions, reports, products, software, source codes, drawings, and data and databases, to be provided by Searce as part of Searce Services under this Agreement and the applicable SOW.

vii.	“End Users” shall mean the individuals whom Client permits to access or use the Services.

viii.	“High Risk Activities” means sensitive and high-risk uses including but not limited to operation of nuclear facilities, air traffic control or life support systems, where the failure of the Services could lead to death, personal injury, or environmental damage.

ix.	“Intellectual Property Rights” shall mean any and all patents, utility models, trade and service marks, trade or business names, know-how, domain names, rights in designs, copyrighted works, underlying works, ideas, concepts, creations, discoveries, inventions, improvements, software codes (including object code and source code), tools, devices, models, methods, procedures, processes, systems, principles, algorithms, works of authorship, flowcharts, drawings, books, papers, models, sketches, formulas, proprietary techniques, research projects, and other confidential and proprietary information, databases, data, documents, instruction manuals, records, memoranda, notes, topography rights and rights in databases, or any written or verbal instructions or comments used in the creation of the foregoing, and in all cases whether or not registered or registrable in any country (including but not limited to India) for the full term of all rights, title and interest, including any extension to or renewal of the terms of such rights and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.

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x.	“OEM” means the original equipment manufacturer which shall include any ISVs (Independent Software Vendors), SaaS (Software-as-a-Service) or PaaS (Platform-as-a-service), hardware providers or public cloud companies.

xi.	“OEM Services” means any services provided by the OEM and specified under respective SOWs.

xii.	“Pre-Existing Material” shall mean and include, but not be limited to all Intellectual Property Rights, information, knowledge, experience and know-how (including processes, ideas, concepts, methodologies, tools and techniques), reports, object or source code, writings, flow charts, templates, outlines, exhibits, diagrams, sketches, inventions, discoveries, designs, methods, device, illustrations, drawings, models, reports, methods, material, procedures, protocols or Residuals developed or conceived, independent of and/or prior to the rendition of Searce Services.

xiii.	“Residual Information” shall mean information and knowledge in intangible form, which is retained in the memory of Resources, who have had access to such information or knowledge while providing Services, including concepts, know-how, and techniques. There is no restriction on the use of the Residual Information by Resources upon completion of Searce Services for the Client.

xiv.	“Resources” shall mean the resources, employees, advisors, independent contractors and consultants (including leased consultants) of Searce deployed either on the Client’s site or at the location where Searce Services are to be performed and shall be such resources providing Searce Services.

xv.	“Searce Services” shall mean Services provided by Searce directly to the Client.

xvi.	“Services” shall mean OEM Services and/ or Searce Services, which shall further be described in the relevant SOW(s)..

xvii.	“Statement of Work” or “SOW” shall mean a document describing a specific set of activities and/or deliverables issued pursuant to this Agreement for the procurement of Services, including but not limited to setting forth the description of Services and fees and expenses for such Services, invoicing terms, minimum commitment, true-up amount and termination penalties (as applicable), location for provision of Services and other terms relevant to the provision of the Services.

xviii.	“Term” shall mean the ‘Initial Term’ and ‘Renewal Term(s)’ as defined below in the Term & Termination clause.

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b.	Interpretation:

In this Agreement, unless the context thereof otherwise requires the Schedules or Annexures annexed to this Agreement form an integral part of this Agreement and shall be in full force and effect as though they were expressly set out in the body of this Agreement.

2. SCOPE OF SERVICES

a.	Commencing from the Effective Date and during the Term, (i) Searce shall perform the Services, and (ii) Client shall, and shall ensure that the End Users shall, access and use the Services in accordance with the terms of this Agreement, relevant SOWs and Applicable Law.

b.	The Client acknowledges that OEM Services are provided by Searce as an authorized reseller of the OEM wherein OEM and Searce are independent contractors and that the relationship between OEM and Searce shall not constitute a partnership, joint venture or agency..

c.	The Parties agree that Searce may provide the Services as an authorized reseller to the Affiliates of the Client under this Agreement by signing the respective SOW, provided that (i) such SOW shall be signed by the authorized representative of respective Affiliates of the Client; (ii) to the extent applicable, all the terms and conditions and the obligations of the Client under this Agreement will be applicable to the Affiliates of the Client as if it is the executing party of this Agreement and (ii) in case of any non-payment or delayed payment (including any interest on overdue amounts) by such Affiliates of the Client under the applicable SOW, the Client will be liable to make such payment upon instruction from Searce.

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3.	APPROVAL PROCESS FOR DELIVERABLES

a.	Unless otherwise agreed in the applicable SOW, the Client shall complete the acceptance testing as per the acceptance criteria and provide conformance /acceptance or non-conformance of the Deliverables within the Acceptance Period.

b.	In case, the Client fails to provide conformance or non-conformance on Deliverables within the Acceptance Period, Deliverables shall be deemed to be accepted by the Client.

c.	In case any Deliverables fail to pass the acceptance testing during Acceptance Period, the Client shall notify Searce and Searce shall rework on such non-conforming Deliverables and provide corrected Deliverables to the Client within mutually agreed timelines. If at the end of the said acceptance tests following re-submission, the Deliverables fail the tests, the procedure set out in Clause 3 (a) and 3 (b) shall be repeated.

d.	The Client shall provide conformance and non-conformance on the Deliverables within the Acceptance Period; otherwise it shall be deemed to be accepted by the Client and the Client shall be liable to pay for the same.

e.	In the event the Client requires Searce to make any modifications to the Deliverables after the Acceptance Period, the same shall be done at the sole cost of the Client.

f.	This clause shall be applicable only to the SOW wherein Searce Services and Deliverables are involved.

4.	CLIENT OBLIGATIONS & RESPONSIBILITIES

a.	Consents: The Client is responsible for any consents and notices required to permit (a) Client’s access and use of the Services and (b) Searce’s or OEM’s accessing, storing, and processing of data provided by the Client and its End Users.

b.	Conduct, Content & Security: The Client agrees that it shall, and shall ensure that the End Users shall, use the Services in a business like and reasonable manner.

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Client shall remain fully responsible for the actions and inactions of its End Users. The Client shall use commercially reasonable efforts to prevent and terminate any unauthorized access or use of the Services, and without any undue delay notify Searce of any unauthorized use of, or access to, the Services of which the Client becomes aware of.

c.	Use Restrictions: The Client shall not, and shall ensure that its End Users do not, (a) copy, adapt, alter, modify, create a derivative work of, reverse engineer, decompile, translate, disassemble, or otherwise attempt to extract any source code of the Services; (b) perform or disclose any of the following security testing of the Service environment or associated infrastructure: network discovery, port and service identification, vulnerability scanning, password cracking, remote access testing, or penetration testing; (c) sell, resell, sublicense, transfer, or distribute the Services; or (d) access or use the Services (i) in a manner intended to avoid incurring fees;(ii) in a manner that breaches, or causes the breach of any Applicable Law; (iii) on behalf of or for the benefit of any entity or person who is legally prohibited from using the Services; (iv) make the Service available in any manner to a third party.

d.	Licenses and Approvals: The Client shall obtain and shall maintain all licenses, permits, approvals and other permissions (of whatever nature) required under Applicable Law to: (a) enter into this Agreement; and (b) perform its obligations in accordance with this Agreement. The Client shall ensure that by entering into this Agreement or performing any obligations herein it is not breaching any agreement to which the Client or any of its Affiliates is a party, or violating any rights of any third parties arising from those agreements, including any rights related to exclusivity.

e.	The Client shall provide all necessary cooperation to facilitate the provision of the Services by Searce, including at the physical premises of the Client,if and when may be required by Searce from time to time.

f.	The Client shall not hold out or otherwise use the Services to perform any activity or incur any obligation or indebtedness or create any encumbrance or lien in such manner as might, in any way, make OEM or Searce liable to any third party.

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5.	SEARCE’S RESPONSIBILITIES

a.	Processing Personal Data on the Client’s Behalf: Searce shall process personal data accessed or received from the Client in accordance with Applicable Law. With respect to all personal data that Searce processes on the Client’s behalf (as the terms “personal data” and “process” are defined in Applicable Law), to the extent required, Searce shall: (a) comply with, and only act on, instructions from or on behalf of the Client regarding the processing of such personal data of the Client; (b) not process such personal data for any purpose other than for the performance of its obligations under this Agreement and SOW; (c) ensure that appropriate technical and organizational measures are taken to avoid unauthorized or unlawful processing of such data and against loss or destruction of, or damage to, such personal data; (d) ensure the reliability of, and be responsible for, all of Searce’s employees, agents and contractors who have access to the personal data; (e) not, by any act or omission, place the Client in breach of Applicable Law; (f) inform the Client immediately of any suspected or confirmed data protection breaches or unauthorized or unlawful processing, loss, or destruction of, or damage to, the personal data; (g) ensure that any third party subcontractor engaged by Searce to process the personal data on behalf of the Client only uses and accesses the data in accordance with the terms of this Agreement and is bound by written obligations requiring it to provide at least the level of data protection required Applicable Law.

6. TERM AND TERMINATION

a.	Term: This Agreement shall come into effect from the Effective Date and will continue for an initial term of five (5) years (“Initial Term”). Thereafter, this Agreement shall be automatically renewed for an additional period of one (1) year for every subsequent year (“Renewal Term”).

b.	Termination for Breach:

i.	Searce shall have the right to terminate this Agreement upon notice to the Client if the Client materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof;

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ii.	The Client shall have the right to terminate this Agreement upon written notice to Searce if (i) OEM (if applicable) materially breaches any of its applicable terms and policies in provision of the resold Services and fails to cure such breach within thirty (30) days after receiving written notice thereof; and/ or (ii) Searce materially breaches any terms of this Agreement in the provision of Searce provided Services and fails to cure such breach within thirty (30) days after receiving written notice thereof;

c.	Effect of Termination: Upon termination of this Agreement for any reason:

i.	All the SOW(s) executed under this Agreement shall stand terminated.

ii.	Searce will invoice Client within seven (7) days of termination, for all Services performed, the termination fee or true-up amount as stipulated in the respective SOWs (if applicable), the license fee, and any costs or expenses incurred through the date of cessation of Services and the Client shall pay such invoices in accordance with the terms of this Agreement and / or any SOW, as applicable.

iii.	Client shall make all the payments of accrued and outstanding amounts due to Searce, within fifteen (15) days of termination or as per the terms of the invoice; whichever is earlier.

iv.	All Services shall stand terminated and Searce shall have no obligation to the Client to provide any Services upon any termination or expiration of this Agreement.

d.	Termination of a particular SOW or all SOW(s) shall not result in termination of this Agreement. This Agreement shall continue to be valid and in force, unless this Agreement is expressly terminated in accordance with this “Term and Termination” Clause.

7.	MARKETING

Each Party may use the other Party’s brand name and logo in connection with the Agreement with prior written consent of the Parties. Parties may state publicly their relationship and display each other’s brand name and logo in accordance with the trademark usage guidelines, if any, that may be provided separately. Additionally, with prior written consent, the Parties may engage in joint marketing activities such as Client testimonials, press engagements, public speaking events, and analyst interviews. A Party may revoke the other Party’s right to use its brand name and logo with a written notice of forty-five (45) days.

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8.	FEES, EXPENSES, TAXES, AND PAYMENT

a.	Payment Term: Searce will invoice Client for the fees payable as per the fees and invoicing terms set out in the relevant SOW for the Services. Client shall pay Searce all invoiced amounts by the payment due date set out in the relevant invoices. All payments are due in the currency described in the invoice.

b.	Taxes: Searce will invoice Client for actual fees and expenses plus as applicable taxes as per the invoicing frequency expressly set forth in the applicable SOW. Client shall pay invoiced taxes unless Client provides a valid tax exemption certificate. Client may withhold taxes under Applicable Law if Client provides Searce with a valid receipt evidencing the taxes withheld. Each Party is responsible for the collection and/or payment of all taxes (including penalties and interest) as per the responsibilities imposed on it by any applicable governmental authority in the territory where the Services are delivered or elsewhere in connection with the use, subscription, transfer, possession, delivery, or resale of the Services under this Agreement, including, sales tax, VAT, withholding tax, excise, import, export or other duty, tax, or other charge of any kind or nature.

c.	Invoice Disputes:

i.	The Client must submit any invoice disputes to within seven (7) days of the receipt of the invoice. If no discrepancy is raised within such time, it shall be deemed that the invoice is accepted by the Client and the Client shall pay the invoiced amount by the payment due date, as determined by the invoice and the terms of this Agreement.

ii.	In case of an invoice dispute, the Parties shall expeditiously enter into discussions to clarify any issues pertaining to the disputed amounts and make reasonable efforts to resolve the dispute pertaining to the invoice within fifteen (15) days of the dispute notification. While the dispute resolution is in progress, the Client shall pay the undisputed portion of the invoiced amount by the payment due date, as determined by the invoice and the terms of this Agreement.

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iii.	If the Parties determine that disputed fees were incorrectly invoiced, then Searce shall issue a credit equal to the agreed amount. If the amount withheld is ultimately found payable, the Client shall process such amount and pay the same to Searce immediately on resolution of the invoice dispute.

iv.	Further if the Parties fail to resolve the invoice dispute within fifteen (15) days of dispute notification, it shall become a Dispute, falling within the meaning of the term under this Agreement and its resolution shall proceed under the “Governing Law and Dispute Resolution” Clause of this Agreement, unless the Parties agree otherwise in writing.

d.	Overdue Payments:

i.	In the event payment is overdue from the Client, Searce may (1) charge interest on overdue amounts (other than the amount that parties determine as incorrectly invoiced according to the invoice dispute process) at one and a half percent (1.5%) per month compounded monthly (or the highest rate permitted by Applicable Law, if less) from the payment due date until paid in full, and (2) suspend the Services from the date such payments become overdue.

ii.	The Client shall reimburse Searce for all reasonable costs and expenses (including attorneys’ fees) incurred by Searce in collecting overdue payments except where such payments are due to Searce’s billing inaccuracies.

e.	Purchase Orders: If the Client requires a purchase order number on its invoice, the Client shall provide a purchase order number. If the Client does not provide a purchase order number, then (i) Searce shall invoice the Client without a purchase order number, and (ii) the Client shall pay invoices without a purchase order number referenced. Any terms contained in a purchase order are void and are not accepted by or binding on Searce.

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9.	REPRESENTATIONS AND WARRANTIES

a.	Representations and Warranties. Each Party represents and warrants that it (i) has full power and authority to enter into the Agreement; and (ii) shall comply with Applicable Law in fulfilling its role under this Agreement; (iii) the execution and delivery of this Agreement has been duly authorized; and (iv) its execution or performance hereunder does not breach any other agreement to which it is bound.

b.	Disclaimer. Except as expressly provided for in the Agreement, to the fullest extent permitted by Applicable Law, Searce (i) disclaims and does not make any representations and warranties of any kind, including any implied or expressed representations and warranties, regarding (1) content or information accessible through the Services; (2) meeting the Client’s requirements, merchantability, satisfactory quality, fitness for a particular purpose, or quiet enjoyment arising out of use of the Services; (3) that the Services will be uninterrupted, error free, or free of harmful components; or (4) that any Services, Client’s content or third party content will be secure or not otherwise lost or damaged. The Services are not intended to be used for High Risk Activities and any use thereof by the Client or its End Users will be at the Client’s own risk, and the Client shall be solely liable for the results of any failure of the Services.

c.	Client’s Representations and Warranties: The Client represents and warrants that (i) it is and shall be the owner of, or is authorized to use or deliver, certain materials, and that Searce and its subcontractors are and shall be permitted to use such materials to perform the Services herein; (ii) the materials that Searce uses thereof do not and shall not violate or infringe any Applicable Laws or Intellectual Property RIghts of any third party; (iii) it shall maintain a safe work environment for Searce’s personnel working at the Client’s site or premises, at the Client’s sole expense; (iv) is not a party to any litigation or judicial, administrative or arbitration proceeding which, if decided adversely to the Client, could have any material adverse effect upon performance of its obligations under this Agreement; (v) it shall not do any act or deed that would tarnish or affect the reputation or brand name of Searce, OEM or any of its Affiliates.

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10.	COMPETITIVE MATERIALS

Subject to the terms and conditions of this Agreement including, but not limited to the “Confidential Information” Clause, this Agreement shall not preclude Searce from developing product offerings outside this Agreement that may be similar to or competitive with product offerings part of the Services. Nothing in this Agreement shall be construed as precluding or limiting in any way the right of Searce to provide consulting, development, or other services of any kind or nature whatsoever to any individual or entity as Searce in its sole discretion deems appropriate.

11.	FORCE MAJEURE

Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement (other than payment obligations) or interruption of Services resulting directly or indirectly by reason of fire, flood, earthquake, pandemic, explosion or other casualty, strikes or labor disputes, disruptions of telecommunication systems, inability to obtain supplies or power, war or other violence, any law, order, terrorist threats, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever beyond the reasonable control, fault or negligence of the non-affected Party; provided the non-affected Party shall resume performance whenever such causes are removed.

12.	LIMITATION OF LIABILITY

a.	Limited Liabilities

i.	To the extent permitted by Applicable Law and subject to the “Unlimited Liabilities” Clause below, neither Party shall have any liability arising out of or relating to the Agreement for any;

1.	indirect, exemplary. consequential, special, incidental, or punitive damages or

2.	loss of anticipated revenues, profits, savings, or goodwill; or

3.	unavailability of the OEM Services.

ii.	Each Party’s total aggregate liability for direct damages arising out of or relating to the Agreement or SOW (as applicable) is limited to the fees Client under the applicable SOW paid during the preceding three (03) months period before the event giving rise to the liability within which the claim arose, or as may be otherwise provided in the relevant SOW. Notwithstanding the foregoing, no claim against Searce may be brought six (6) months after the facts giving rise to such claim has arisen.

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b.	Unlimited Liabilities. Nothing in the Agreement excludes or limits either Party’s Liability towards its:

i.	indemnification obligations, or

ii.	its payment obligations under the Agreement and / or SOW including the Minimum Commitment and True Up Amount.

13.	INDEMNIFICATION

a.	Searce Indemnification Obligations: To the extent, it is solely and directly attributable to Searce, Searce will indemnify, defend and hold harmless the Client and its directors, officers, employees and agents (“Searce Indemnified Parties”), from and against any third-party action brought against the same with respect to any claim, demand, cause of action, debt or liability, including without limitation, reasonable attorneys’ fees, to the extent that such action is based on (i) Searce Indemnified Parties use of Searce Services or Deliverables resulting in infringing on Intellectual Property Rights of third parties; or (ii) gross negligence, willful misconduct or failure to comply with Applicable Laws on part of Searce while performance of the Services. Notwithstanding anything to the foregoing, Searce will not be liable wherein (a) such Services or Deliverables are used by the Client for any unlawful purpose, or (b) such Services or Deliverables are performed or created on the instructions and specifications of the Client, or (c) such Services or Deliverables are not used as per the instructions of Searce, or (d) such Services or Deliverables are integrated with such hardware or software that is not approved by Searce.

b.	Client Indemnification Obligations: Client will indemnify, defend and hold harmless Searce and OEM and their Affiliates and its directors, officers, employees and agents (“Client Indemnified Parties”), from and against any action brought against the Client Indemnified Parties with respect to any claim, demand, cause of action, debt or liability, including without limitation, reasonable attorneys’ fees, to the extent that such action is based on (i) Client’s representations, warranties and covenants under this Agreement or (ii) Client’s or End Users’ use of the Services or (iii) uncured breach of any terms of this Agreement or the SOW or (ii) gross negligence, willful misconduct or failure to comply with Applicable Laws by the Client.

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c.	Indemnification Conditions: Any settlement requiring the indemnified party to admit liability, pay money, or take (or refrain from taking) any action, will require the indemnifying party’s prior written consent, not to be unreasonably withheld, conditioned, or delayed.

Save as expressly provided otherwise elsewhere in this Agreement, in respect of each indemnity in this Agreement under which a claim is brought by a third party against the indemnified Party, the indemnified Party agrees to:

i.	notify the indemnifying Party promptly upon becoming aware (and in any event within ten (10) days of any claim;

ii.	make no admissions or statements without the indemnifying Party’s consent;

iii.	reserve for the indemnifying Party the right, if it chooses to take exclusive control of the litigation and to conduct/settle litigation and negotiations as the indemnifying Party sees fit (subject to keeping the indemnified Party reasonably informed);

iv.	give the indemnifying Party such assistance as may be reasonably required;

v.	preserve and not waive legal, professional or any other privilege attaching to any of the records, documents, or other information in relation to such claim without the prior consent of the indemnifying Party;

vi.	not enter into any binding agreement or arrangement to settle such claim without the prior written consent of the indemnifying Party; and

vii.	take all steps to mitigate the costs or loss which it may suffer with this agreement including in relation to any losses, costs, damages and expenses covered by indemnity.

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14.	CONFIDENTIALITY

a.	Ownership: The Parties acknowledge that during the performance of this Agreement, each Party will have access to certain Confidential Information of the other Party or Confidential Information of third parties that the Disclosing Party is required to maintain as confidential. Both Parties agree that all items of Confidential Information are proprietary to the Disclosing Party or such third party, as applicable, and will remain the sole property of the Disclosing Party or such third party. For the sake of clarity, as between the Parties, the Confidential Information of Searce includes: (i) this Agreement and SOW(s); and (ii) product offerings and proprietary products (iii) any non-publicly available documentation related to Searce’s Proposal, Services and product offering.

b.	Use and Disclosure of Confidential Information: The Recipient shall only use the Disclosing Party’s Confidential Information to exercise its rights and fulfill its obligations under the Agreement, and shall use reasonable care to protect against the disclosure of the Disclosing Party’s Confidential Information. The Recipient may disclose the Disclosing Party’s Confidential Information (a) to its employees and representatives who have a need to know and who are bound by confidentiality obligations at least as protective as those in this Clause; and (b) to any third party with the Disclosing Party’s prior written consent.

c.	Confidentiality Exceptions: Notwithstanding the foregoing, the above shall not apply to Confidential Information that: (i) is publicly available or in the public domain at the time disclosed; (ii) is or becomes publicly available or enters the public domain through no fault of the recipient; (iii) is rightfully communicated to the Recipient by persons not bound by confidentiality obligations with respect thereto; (iv) is already in the Recipient’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (v) is independently developed by the Recipient or (vi) is approved for release or disclosure by the Disclosing Party without restriction. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required: (i) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with Applicable Law, provided that, wherever possible and legally feasible, the Party making the disclosure pursuant to the order shall first have given written notice to the other Party so as to allow that other Party to seek to obtain a protective order or (ii) to establish a Party’s rights under this Agreement, including to make such court filings as it may be required to do.

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15.	NON-SOLICITATION AND NON-POACHING

a.	During the term of this Agreement and for thirty six (36) months thereafter, Client or its Affiliates will, nor will attempt, directly or indirectly to solicit, recruit, cause to be recruited in any capacity, or induce any Resources of Searce or its Affiliates (whether full-time or part-time) to terminate his or her relationship with Searce or its Affiliates. Client or its Affiliates shall directly or indirectly recruit former Resources of Searce or its Affiliates, without the prior written consent of Searce or its Affiliates, where former Resources shall mean a person who cease to work for Searce or its Affiliates and a period less than one year has since elapsed.

b.	In the event the Client or its Affiliates violates the non-solicitation and non-poaching obligation set out above, the Client shall, within thirty (30) days, pay Searce as full liquidated damages, an amount equal to three hundred percent (300%) of the Resource’s total annual compensation (including salary and all monetary and non-monetary benefits including any bonus and or variables) which the Resource was last entitled to when such individual was employed / engaged by Searce. This Clause shall be enforceable to the extent permissible under Applicable Law.

16.	JURISDICTION

Subject to the “Governing Law and Dispute Resolution” Clause of this Agreement, both Parties agree that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with this Agreement, shall be resolved exclusively by the courts located in Singapore. Each of the Parties hereto waives in all disputes brought pursuant to this Clause any objection that it may have to the location of the court considering the dispute.

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17.	GOVERNING LAW AND DISPUTE RESOLUTION

a.	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the laws of Singapore (“Applicable Law”) without regard to its conflict of law principles.

b.	In the event of any controversy, claim, dispute or difference arising between the Parties out of or in connection with this Agreement (“Dispute”), the Parties shall resolve such Dispute amicably by negotiations within sixty (60) days of written notice of the existence of a Dispute by a Party to the other Party. In such an event, the Parties shall each arrange for an officer or member of management with authority to meet and resolve, in good faith, any pending Disputes during such time period.

c.	If the Parties are unable to resolve the Dispute amicably within the time period specified in the Clause above, then such Dispute shall be referred to the Singapore International Arbitration Centre (“SIAC”) and resolved in accordance with the Rules of SIAC, which rules are deemed to be incorporated by reference in this Clause.

d.	The seat of arbitration shall be in Singapore and the language of arbitration proceedings shall be English. There shall be one (1) arbitrator, to be mutually appointed by the Parties within fifteen (15) business days of receipt of notice under Clause above, failing which the arbitrator will be appointed in accordance with the Rules of the SIAC and its rules thereunder.

e.	The Parties shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

f.	Nothing stated in this Clause shall preclude a Party from seeking interim equitable or injunctive relief, or both from a court of competent jurisdiction.

18.	INTELLECTUAL PROPERTY

a.	Each Party shall always retain the exclusive ownership to its Pre-existing Material and Searce shall additionally retain exclusive ownership to the Residual Information.

b.	To the extent that any Pre-existing Material of Searce is integrated into any Deliverables, Searce hereby grants to the Client, a perpetual, non-exclusive, limited license to use such Pre-existing Material to the extent it is integrated/incorporated into and used along with such Deliverables.

c.	All Intellectual Property Rights in the Deliverables (excluding Searce’s Pre-existing Material or third party software, which shall be dealt with in accordance with the terms of any license agreement relating to that software) shall be owned by the Client. In the event that any of the Deliverables or work products do not qualify as works made for hire, Searce, upon payment of full payments, hereby assigns to the Client, all rights, title and interest in and to the Deliverables or work product and all Intellectual Property Rights therein.

d.	The Client agrees that Searce shall not be liable for any claims of infringement arising from (i) combination of the Deliverable with any hardware, software, data, or other materials not provided and approved by Searce; or (ii) Searce’s compliance with the Client’s specifications, information, designs or requirements; or (iii) the Client’s use of Deliverables for purposes other than those specified under applicable SOW(s) or for any illegal purpose; or (iv) the Client’s failure to comply with Searce’s instructions related to Deliverables.

e.	Feedback: At its will, the Client may provide feedback and suggestions about the OEM products or solutions and/or the Services to Searce (“Feedback”). If the Client provides Feedback, then Searce, OEM and its Affiliates may use that Feedback at its discretion, including for the on-going and subsequent provision of Services.

19.	NOTICES

All notices, certificates, acknowledgments or other written communications required to be given under this Agreement shall be in writing and shall be deemed to have been given and properly delivered if duly mailed by electronic means (such as emails), to such other address as either Party may, by written notice, designate to the other Party.

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Gravity Supply Chain Holdings Pte Ltd

Name of Authorized Signatory:

Designation: Chief Growth and Strategy Officer

E-mail:

Searce Pte Limited

Name:

Designation: Director - Finance, Accounts & Legal

E-mail:

20.	SEVERABILITY

If any part of the Agreement is invalid, illegal, or unenforceable as per Applicable Law or otherwise, the rest of the Agreement shall still remain in effect.

21.	NO THIRD-PARTY BENEFICIARY

The Agreement does not confer any rights or benefits to any third party unless it expressly states that it does.

22.	ASSIGNMENT

Neither Party may assign the Agreement without the written consent of the other Party, except to an Affiliate where (a) the assignee has agreed in writing to be bound by the terms of the Agreement, (b) the Party assigning the rights remains liable for obligations under the Agreement if the assignee defaults on them, and (c) the Party assigning the rights has notified the other Party of the assignment. Any other attempt to assign shall be void.

23.	RELATIONSHIP BETWEEN THE PARTIES

The Agreement does not create any agency, partnership, or joint venture between the Parties. Neither Party shall have the authority to bind the other except to the extent expressly authorized herein. Neither Party shall have authority to bind the other except to the extent expressly authorized herein.

24.	NON-WAIVER

No breach, covenant or condition of this Agreement may be waived except by the written consent of the waiving Party. Neither Party shall be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under the Agreement.

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25.	CONSTRUCTION

This agreement is a product of negotiations between both Parties. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties hereby waive the application of any rule of law to the effect that ambiguous or conflicting terms or provisions shall be interpreted or construed against the Party who prepared the executed draft or any earlier draft.

26.	SURVIVAL

a.	The following Clauses shall survive expiration or termination of the Agreement and shall apply to either Party’s successors or assigns:

i.	Definitions and Interpretation;
ii.	Effects of Termination;
iii.	Fees, Expenses, Taxes and Payment;
iv.	Limitation of Liability;
v.	Indemnification;
vi.	Confidentiality;
vii.	Non-Solicitation and Non-Poaching;
viii.	Governing Law and Dispute Resolution;
ix.	Intellectual Property;
x.	additional clauses specified in the applicable Schedule, if any.

27.	COMPLETE AGREEMENT

The Agreement states all terms agreed between the Parties, and supersedes any prior or contemporaneous agreements between the Parties relating to the subject matter of the Agreement. In entering into the Agreement, neither Party has relied on, and neither Party shall have any right or remedy based on, any statement, representation, or warranty (whether made negligently or innocently), except those expressly described in the Agreement.

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28.	COUNTERPARTS

This Agreement may be executed in original or with an electronic signature, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

29.	ACCEPTANCE

a.	If you are accepting on behalf of your employer or another entity, you represent and warrant that:

i.	you have full legal authority to bind your employer, or the applicable Client entity, to these terms and conditions;
ii.	you have read and understand this Agreement; and
iii.	you agree, on behalf of the Party that you represent, to this Agreement.

b.	This Agreement governs the Client’s access to and use of the Services.

IN WITNESS WHEREOF, Searce and the Client have executed this Agreement on the Execution Date.

Searce Pte Limited	Gravity Supply Chain Holdings Pte Ltd

Signature	Signature

Name:	Name:

Designation: Director - Finance, Accounts & Legal	Designation: Chief Growth and Strategy Officer

Date of Acceptance: 27-Sep-2022	Date of Acceptance: 27-Sep-2022

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Statement of Work

for

GCP Commit

Gravity Supply Chain Holdings Pte Ltd

And

Searce Pte Limited

1.	Introduction

a.	This document describes the Statement of Work (“SOW”) to be executed by and between Searce Pte Limited, having its registered office at hereinafter referred to as “Searce” (which expression shall mean and include its parent, affiliates, sister concerns, subsidiaries and assigns); and Gravity Supply Chain Holdings Pte Ltd, having its registered office at hereinafter referred to as “Client” (which expression shall mean and include its parent, affiliates, sister concerns, subsidiaries and assigns); pursuant to the terms of Master Services Agreement (“MSA” or “Agreement”) executed on 27-Sep-2022 and effective from 30-Sep-2022.

b.	Searce and Client may also be referred to herein individually as “Party” and collectively as “Parties”.

c.	This SOW applies to the services and solutions described herein and is effective from 30-Sep-2022 (“Effective Date”), and executed on 27-Sep-2022 (“Execution Date”) unless terminated earlier in accordance with the Agreement or SOW.

d.	All capitalized terms not defined in this SOW will have the same meaning given to them as in the MSA.

e.	If Searce and Client have previously entered into a separate statement of work relating to the same or similar scope of services or product offerings, such earlier statement of work will terminate immediately upon execution of this SOW and the terms shall be replaced by the terms of this SOW with effect from the Effective Date.

f.	Should a conflict arise between this SOW and the MSA, the provisions of the SOW shall prevail.

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2.	Executive Summary

This SOW defines the scope of services and terms of procuring Google Cloud Platform (“GCP”) from Searce with a minimum spend commit structure and any related discounts, credits, minimum commitment obligations and any penalties associated with not meeting such a spend commit within the specified timeframe.

3.	Definitions

In this SOW, unless the context otherwise requires, following capitalized terms shall have the below meaning:

a.	“Fees” means (a) the applicable fees as set forth in this SOW, for each Google Cloud Platform Service and Google Marketplace Services less applicable discount (as per the terms and conditions in the SOW), and (b) any applicable taxes.

b.	“OEM” means the Original Equipment Manufacturer which shall include any ISVs (Independent Software Vendors), SaaS (Software-as-a-Service) or PaaS (Platform-as-a-service) providers or Public Cloud companies, where Searce is an authorized reseller or partner and is authorized to resell on behalf of the OEM to the Client.

c.	“Service(s)” means (i) Google Cloud Platform services listed at the following URL: http://developers.google.com/cloud/services.

d.	“Subaccount” Is the billing account ID assigned to the Client under Searce’s billing account on the OEM’s billing panel.

CLIENT	Gravity Supply Chain Solutions Pte Ltd
SUBACCOUNT

4.	Scope of Work

Searce has agreed to offer GCP resell Services to the Client as a part of this SOW. This SOW requires the Client to pay Searce a total amount of at least                                                                                                                    under the Subaccount during the Commitment Period (defined below). The Minimum Commitment is net of all Discounts (if any) and Service Credit for GCP Services billed through Searce over a period of forty-eight (48) months (“Commitment Period”).

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a.	Out of Scope Activities

i.	Cloud managed services or data managed services.

ii.	Configuring or troubleshooting any device, server or connectivity issues at Client’s premises.

iii.	VPN setup for on-premises or private cloud firewall/routers.

iv.	Disaster recovery deployment of cloud infrastructure.

v.	Configuring monitoring dashboards.

vi.	Change or debug in the application code.

vii.	Filesystem encryption.

viii.	Scope execution at Client’s premises.

ix.	Any other services which are not listed above in this Clause except GCP resell Services.

5.	Responsibilities

a.	Searce Responsibilities:

Timely generation of invoice based on actual consumption of GCP Services and taking into account any related discounts, credits, obligations as defined in this SOW.

b.	Client Responsibilities:

i.	Client will provide Searce with necessary user accesses to the online console(s) and/or tool(s) (“Admin Console”) provided by the OEM for administering their services, in order to enable Searce to facilitate any troubleshooting support.

ii.	Payment of invoices on or before due dates and prompt notification of any non-receipt of invoice or disputes on the invoice amount.

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6.	Description of Services | GCP Commit

a.	GCP Commit Definitions:

i.	“Committed Purchase(s)” means Client’s commitment to spend a specified amount for use of the Services over a specified period of time, whether Client uses those Services or not.

ii.	“Commitment Period” means the period starting on the Implementation Date and continuing for Forty-Eight (48) months.

iii.	“Discount Period” means the period starting on the Implementation Date and continuing for Forty-Eight (48) months during which the Client will receive the discounts provided under this SOW, subject to the terms of the Agreement included in this SOW.

iv.	“Fees URL” means https://cloud.google.com/skus.

v.	“Google Cloud Marketplace Services” means the eligible third-party services and software made available to the Client to purchase from Searce at https://console.cloud.google.com/marketplace/.

vi.	“Implementation Date” means no later than five (5) business days after the SOW Effective Date.

vii.	“Minimum Commitment” means a minimum amount, net of (i.e. calculated after applying) any credits, discounts, and taxes, that the Client will pay to Searce for Fees incurred under the Subaccount(s) during a corresponding Commitment Period for: (i) Google Cloud Platform Services (specified in the Google Cloud Platform Services Summary) that are available under this SOW, and (ii) TSS (GCP Technical Support Services).

viii.	“OEM’s Uncured Material Breach” means the material breach which is not cured by OEM within 30 days of such breach.

ix.	“SKU Group List” means Google Cloud services grouped as per definitions on https://cloud.google.com/skus/sku-groups.

x.	“SLA” means each of the then-current service level agreements available at: https://cloud.google.com/terms/sla.

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b.	Commitment

i.	Minimum Commitment:

Client will pay Searce an aggregate amount of at least                                                                                              for the Client’s use of GCP Services under the Subaccount during the Commitment Periods specified in this SOW (“Minimum Commitment”) even if the MSA or SOW has already expired or terminated for reasons other than OEM’s Uncured Material Breach.

ii.	Commitment View:

The Minimum Commitment for each Commitment Period is given in the table below.

Commitment Period	Commitment Period Duration	Minimum Commitment
Commitment Period 1	The period starting on the Implementation Date and continuing for 12 months.
Commitment Period 2	The period starting at the end of Commitment Period 1 and continuing for 12 months.
Commitment Period 3	The period starting at the end of Commitment Period 2 and continuing for 12 months.
Commitment Period 4	The period starting at the end of Commitment Period 3 and continuing for 12 months.

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iii.	Google Cloud Marketplace Services. Client’s access to and use of Google Cloud Marketplace Services is subject to the applicable terms of service. The amount Client pays Searce for Fees incurred during the applicable Commitment Period for the Client’s usage of Google Cloud Marketplace Services under the Subaccount will count toward up to one-half of Client’s corresponding Minimum Commitment obligation.

iv.	Rollover: Any Fees incurred by the Client to Searce under the Subaccount(s) for Google Cloud Platform Services listed at https://cloud.google.com/skus that are available for sale under this SOW and which are used or ordered in a single Commitment Period (other than the final Commitment Period) under the Subaccount(s) that in total exceed the Minimum Commitment for such Commitment Period will apply toward Client’s Minimum Commitment under the Subaccount(s) for the next Commitment Period.

c.	Service Credit

Searce will provide Client with the following credit(s), which may only be applied toward the Fees incurred by the Client under the Subaccount(s) for use, after applicable discounts, of the applicable Services or SKUs during the period specified below but only to the extent available for sale by Searce under this SOW. Service Credit(s) will not count towards Client’s Minimum Commitment.

Service Credit	Applicable Period	Applicable Services	Amount
GCP Credits 1	The first 6 months after the Implementation Date (“Service Credit 1 Duration”).	All GCP Services listed at https://cloud.google.com/skus
GCP Credits 2	The next 6 months after the expiration of Service Credit 1 (“Service Credit 2 Duration”).	All GCP Services listed at https://cloud.google.com/skus
GCP Credits 3	The next 12 months after the expiration of Service Credit 2 (“Service Credit 3 Duration”).	All GCP Services listed at https://cloud.google.com/skus

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d.	Discounts

Cloud Partnership Credit: During the Discount Period, Client will receive a Cloud Partnership Credit on the total GCP Services amount provided under the Subaccount after SKU Discount and Enterprise Discount are applied. The Cloud Partnership Credit will be applied toward the Fees incurred by Client for use of the Services under the Subaccount during the next month. The Cloud Partnership Credit will not apply to Fees arising from any third-party services or software.

e.	Discount Terms

i.	Client will not transfer, assign or re-allocate the Subaccount from Client to any other third party.
ii.	The OEM is solely responsible for determining the retail prices it charges to the Client for the Services and the extent to which it provides to the Client any of the credits, funds or seats granted under this SOW.
iii.	The discounts under this SOW are being provided pursuant to the OEM’s discounting policies and criteria.
iv.	No Party other than the Client shall benefit directly or indirectly from the discounts from any discounts, credits or funds provided under this SOW .

f.	Minimum Commitment Payment

i.	Pro-rata Minimum Commitment. If the Client terminates this SOW for OEM’s Uncured Material Breach, the Minimum Commitment will be prorated on a daily basis till the termination date and the Client will not be liable for the remaining Minimum Commitment applicable to the period following termination.

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ii.	Subject to the “Pro-rata Minimum Commitment” section of this SOW, at the end of any Commitment Period (or on the effective date of an earlier termination of this SOW for any reason other than OEM’s Uncured Material Breach), if the Client has failed to meet its Minimum Commitment for that Commitment Period then, in accordance with the payment terms applicable to the Services as specified in this SOW, Client will pay an amount (the “True Up Amount”) equal to the difference between (i) the Minimum Commitment for that Commitment Period and (ii) the total amount of Fees incurred by the Client under the Subaccount(s) for applicable Google Cloud Platform Services listed at https://cloud.google.com/skus that are available for sale by Searce and TSS during that Commitment Period and any Fees incurred under the Subaccount(s) by the Client for Google Cloud Marketplace Services (subject to the limitations in the section titled Google Cloud Marketplace Services above) during that Commitment Period. Searce will bill the Client for the True Up Amount in accordance with the payment terms applicable to the Services as specified in this SOW. Upon earlier termination for any reason other than OEM’s Uncured Material Breach, Searce will also bill the Client for any other unsatisfied Minimum Commitment amounts applicable to any remaining future Commitment Period(s).

7.	Data and Privacy

If Client provides feedback, excluding Confidential Information, to Searce or OEM, then Searce or OEM may use that information without any obligation to Client, and Client hereby irrevocably and exclusively assigns in perpetuity throughout the world, all right, title, and interest in the feedback to Searce or OEM.

8.	Service Levels

Client agrees to all the Service level objectives and terms covered under Google Compute Engine SLA.

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9.	Stakeholders

Searce will work with the below authorized personnel of Client. Client will ensure the availability of information/accesses and help secure support from internal and external stakeholders during the entire period of this SOW.

#	Name	Title	Email
Chief Growth and
Client		Strategy Officer

Client		CTO

Searce		Senior Cloud Consultant

Searce		Associate Director

10.	Survival

The “Definitions,” “Commitment,” “Minimum Commitment Payment,” and “Pro-rata Minimum Commitment” Clauses will survive any termination of this SOW.

11.	Invoicing & Payment

a. Invoicing Terms:

i.	Searce will send monthly invoices in USD based on Client’s consumption of the GCP Services in every calendar month, by the fifth (5th) business day of the next calendar month under this SOW under Client’s Subaccount.

ii.	Taxes: GST shall be applicable on the total amount of invoice, if any. The prices mentioned above are exclusive of taxes and taxes shall be applicable if any at actuals as per the prevailing law and will be levied on the total amount of invoice. The Client will be responsible for any taxes applicable under the prevailing law and the Client will pay Searce for the Services without any deduction of Withholding Tax or transactional charges. If Searce is obligated to collect or pay taxes, the taxes will be invoiced to the Client, unless the Client provides Searce with a valid tax exemption certificate authorized by the appropriate taxing authority.

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iii.	All payments to be made in favor of Searce by way of a wire transfer or cheque.

iv.	All payments to be made in favor of Searce by way of a wire transfer or cheque.

v.	Client will pay the invoices as per the payment terms defined under this SOW.

vi.	Payment term: Client shall make the payment of each invoice within thirty (30) days from the date of issuance of electronic invoice.

i.	Delayed payment charges for any amount payable under this SOW including any penalty amount beyond any applicable notice and cure period will be charged at the rate of one and a half percent (1.5%) per month compounded monthly for such delayed payment. The delayed payment charge will be applied in the subsequent period invoice.

vii.	Usage and Invoicing: Client will pay for all Fees based on:

1.	Client’s use of the Services;

2.	Any Committed Purchases or Termination Penalty; and/or any Package Purchases selected. Searce’s measurement of Client’s use of the Services will be final.

b.	Payments:

Client’s obligation to pay all Fees is non-cancellable (and not conditional on Client collecting payment from its customers). All payments due are in USD or, if different, in the currency indicated on the invoice. Payments must be made in accordance with the instructions on the invoice.

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c.	Payment Method:

Electronic Transfer (USD)
Beneficiary Name	Searce PTE Ltd
Bank Name
Account Number
Account Type
IFSC Code

12.	Suspension

a.	Searce reserves the right to suspend the services immediately upon two (02) consecutive non-payments or delay in making the payment.

b.	Searce may, in the event it becomes aware of a material breach of any term of this SOW or Applicable Law, may suspend, deactivate or terminate, in its sole discretion, if such breach is not cured, Client’s access to the Services or offerings. Notwithstanding the foregoing, Searce may immediately suspend Client’s use of the Services if (a) there is an emergency security issue or (b) OEM or Searce is required to suspend such use immediately to comply with Applicable Law. Searce will notify Client of such suspension when reasonably possible. Under no circumstance will Searce stop the Client from visiting the Admin Console to review or manage Client’s customers systems.

c.	Any suspension as mentioned above will be to the minimum extent and for the shortest duration required to: (a) prevent or terminate the offending use or (b) comply with Applicable Law.

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13.	Termination

a.	This SOW will automatically terminate on

i.	Termination or expiry of MSA governing this SOW.

ii.	Termination or expiry of this SOW.

b.	Effect of Termination: Upon termination of this SOW for any reason,

i.	Searce will invoice Client by the seventh (7th) business day of the month post termination of this SOW, for all Services performed, the Commitment Amount and / or Termination Penalty, as stipulated in this SOW, and any costs or expenses incurred through the date of cessation of Services and Client will pay such invoices (other than the amount that parties determine as incorrectly invoiced) in accordance with the terms of this SOW, as applicable.

ii.	Notwithstanding any indemnification obligations or limitation on liability as provided in the MSA or SOW, the Client will be liable to pay the Minimum Commitment and Termination Penalty for the Commitment Period as prescribed under this SOW, except in case of OEM’s Uncured Material Breach of the applicable terms and policies by OEM.

iii.	Client will pay all accrued and outstanding amounts due under this SOW within thirty (30) days of such an event.

iv.	All Services will stand terminated and Searce will have no obligation to the Client to provide any Services upon any termination or expiration of this SOW.

v.	Each Party will use commercially reasonable efforts to return or destroy the other Party’s Confidential Information.

vi.	All access to the Subaccount by the Client will be terminated.

14.	Acceptance

a.	If you are signing on behalf of your company, you represent and warrant that you:

i.	have full legal authority to bind your company to these terms and conditions;

ii.	have read and understood the Agreement; and

iii.	agree to this SOW on behalf of your company.

b.	If you do not have the legal authority to bind your company, do not sign the signature box below.

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IN WITNESS WHEREOF, Searce and Client have executed this SOW on the Execution Date.

Searce Pte Limited	Gravity Supply Chain Holdings Pte Ltd

Signature	Signature

Director- Finance, Accounts and Legal	Designation: Chief Growth and Strategy Officer
Date of Acceptance: 27-Sep-2022	Date of Acceptance: 27-Sep-2022

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